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                                                                    Exhibit 99.1

[LOGO]  ONEOK
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Financial News


August 5, 2002                                Contact:     Weldon Watson
                                                           918-588-7158


           ONEOK Announces Debt Tender Offer and Consent Solicitation

         Tulsa, Oklahoma - ONEOK, Inc., (NYSE:OKE) today launched a tender offer for its $40,000,000 aggregate principal amount of outstanding 8.44% Senior Notes due January 31, 2004 and its $24,000,000 aggregate principal amount of outstanding 8.32% Senior Notes due July 31, 2007. The company is also soliciting consents to proposed amendments to the agreements for both sets of Notes that would effectively eliminate most of their restrictive covenants.

         The purpose of the tender offer and consent solicitation is to acquire any and all outstanding Notes and to obtain the consents to the proposed amendments. ONEOK continues to evaluate its alternatives with respect to the possible repurchase of ONEOK stock from Westar Industries (formerly Western Resources). The tender should not be interpreted as a decision to purchase or not purchase the shares.

         The tender offer will expire at 5:00 p.m., New York City time, on August 20, 2002, unless extended or earlier terminated. The consent solicitation also will expire at 5:00 p.m., New York City time, on August 20, 2002, unless extended or earlier terminated.

         The tender offer is not conditioned upon the success of the consent solicitation and the consent solicitation is not conditioned upon the results of the tender offer. Holders may tender Notes without delivering consents or deliver consents without tendering Notes, or they may elect to do both.

         Assuming all conditions to the tender offer and consent solicitation are satisfied, a holder of 8.44% Notes who elects to tender those Notes in the tender offer would receive $1,088.75 per $1,000 principal amount, excluding accrued interest, and a holder of 8.32% Notes who elects to tender 8.32% Notes in the tender offer would receive $1,052.00 per $1,000 principal amount, excluding accrued interest.

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         Holders of 8.44% Notes who elect to tender their Notes in the tender offer would receive $1,058.75 per $1,000 principal amount, excluding accrued interest; holders of 8.32% Notes who elect to tender their Notes in the tender offer would receive $1,022.00 per $1,000 principal amount, excluding accrued interest.

If consents are obtained from the holders of not less than 66-2/3% in aggregate principal amount of each of the 8.44% Notes the 8.32% Notes and the other conditions of the consent solicitation are satisfied, the Company will effect the amendments and will pay a 3% consent fee ($30.00 per $1,000 principal amount) to each holder, whether or not the holder delivered a consent.

         The purchase price for Notes tendered pursuant to the tender offer will be payable promptly after validly tendered Notes are accepted for payment pursuant to the offer. The consent fee will be payable promptly after the Company receives the requisite consents from the holders of each series of Notes and the other conditions to the consent solicitation are satisfied.

         The detailed terms and conditions of the tender offer and consent solicitation are contained in the offer to purchase and consent solicitation statement dated August 5, 2002. Holders of the Notes can obtain copies of this statement and related material from the information agent for the tender offer and consent solicitation, D.F. King & Co., Inc., at 800-431-9633 (toll free) or 212-269-5550 (collect). UBS Warburg LLC ("UBS") is acting as Dealer Manager for the transaction. Questions regarding the tender offer and consent solicitation can be addressed to UBS at 203-719-8035 (collect) or 203-719-1575 (collect).

         Consummation of the tender offer and consent solicitation, and payment of the purchase price for Notes tendered pursuant to the tender offer or the consent fee pursuant to the consent solicitation are subject to various conditions that are described in the offer.

         This announcement is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The tender offer and consent solicitation are only made pursuant to the offer to purchase and consent solicitation statement.

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ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company's energy marketing and trading operations provide service to customers in 28 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service and Oklahoma Natural Gas Company, serving 1.4 million customers.

      For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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